Exhibit 99.1


News Release
For Immediate Release

          OccuLogix Appoints Veteran Life Sciences Financial Executive,
                             John Y. Caloz, as CFO

TORONTO, ON - May 19, 2005 - OccuLogix, Inc. (NASDAQ:RHEO; TSX:RHE) announced today the appointment of John Y. Caloz as the company's Chief Financial Officer and Treasurer, effective June 1, 2005. Mr. Caloz succeeds William (Bill) G. Dumencu who will remain with the company as VP, Finance.

Mr. Caloz has an accomplished history of providing senior financial leadership in the life sciences sector, serving most recently as Chief Financial Officer for IRIS International Inc. (NASDAQ:IRIS), a Chatsworth, CA based medical device manufacturer from 2001 to 2004. Before joining IRIS, he was Chief Financial Officer of San Francisco, CA based Synarc, Inc., a startup medical imaging services company with operations in the U.S. and Europe. From 1993 to 1999, he was Senior Vice President, Finance and Chief Financial Officer of Phoenix International Life Sciences Inc. of Montreal, QC and Irvine, CA, a TSX and NASDAQ listed contract research organization that was acquired by MDS Inc. (TSX:MDS; NYSE:MDZ) in 1999. Mr. Caloz was a partner at Rooney, Greig, Whitrod, Filion & Assoc. of Saint Laurent, QC, a firm of Chartered Accountants specializing in R&D and high tech companies, from 1983 to 1993.

Mr. Caloz, a Chartered Accountant, holds a B.A. in Accounting from York University, Toronto, ON.

"We are very pleased to have attracted a financial professional of John Caloz's caliber to this key position. His extensive record of success in both large and small life sciences businesses, combined with his demonstrable track record of building shareholder value, will be a great asset for OccuLogix going forward," commented Elias Vamvakas, OccuLogix's Chairman and CEO.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'. Visit us on the internet at www.occulogix.com (corporate) and www.rheo.com (healthcare professionals, patients and caregivers).

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including, but not limited to, our Registration Statement on Form S-1 and our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com